Exhibit (a)(1)(A)
UNICA CORPORATION
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR
NEW STOCK OPTION GRANTS
This offer and withdrawal rights will expire at 8:00 p.m., Eastern Time, on February 26, 2009, unless extended.
     By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “exchange offer” or the “offer”), Unica Corporation, which we refer to in this document as “we,” “us” or “Unica,” is giving each eligible optionholder the opportunity to voluntarily exchange eligible option grants for new option grants that will represent the right to purchase fewer shares at a lower exercise price than the eligible option grant, as described herein or as may be amended.
     You are an “eligible optionholder” if you:
•	Are employed by Unica or one of our subsidiaries on the date this exchange offer commences; and

•	Continue to be an employee of Unica or one of our subsidiaries on, and have not submitted or received a notice of termination of employment on or prior to, the date the new option grants are granted.
     However, Unica may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in that particular jurisdiction. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction.
     If you are an eligible optionholder and you hold Unica stock option grants made under our 2005 Stock Incentive Plan, as amended, with an exercise price greater than or equal to $10.00, then such option grants are “eligible option grants” that you may elect to exchange in this offer.
     The “expiration date” of the exchange offer is 8:00 p.m., Eastern Time, on February 26, 2009 (unless the offer period is extended).
     If you choose to participate in this exchange offer and tender eligible option grants for exchange, and if we accept your tendered eligible option grants, you will receive new option grants that will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:
•	Your new option grant will represent the right to purchase two shares for every three shares for which your eligible option grant tendered for exchange was exercisable. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis.

•	The exercise price per share for your new option grant will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date, which will be same day that the exchange offer expires.

•	Each new option granted to replace tendered eligible option grants that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 12.5% of the underlying shares every three months thereafter. Each new option granted to replace tendered eligible option grants that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 6.25% of the underlying shares every three months thereafter. Because we expect to grant the new option grants on the day the offer expires, the new option grant date should be the same day that the exchange offer expires. If the expiration date is extended, then the new option grant date will be similarly extended.

•	Each new option grant will expire on the sixth anniversary of its date of grant.

•	Each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option.
     The commencement date of this exchange offer is scheduled for January 20, 2009. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form distributed with this exchange offer document. You are not required to accept this exchange offer. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new option grants granted as of the expiration date of this exchange offer.
     See “Risk Factors” beginning on page 11 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.
     Shares of our common stock are quoted on the Nasdaq Global Market or “Nasdaq” under the symbol “UNCA.” On January 9, 2009, the closing price of our common stock as reported on the Nasdaq was $5.37 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.
     You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form or other documents relating to this exchange offer) to Ashwin Chase by mail at 170 Tracer Lane, Waltham, Massachusetts 02451, by phone at (781) 487-8696 or by email at achase@unica.com.

IMPORTANT
     If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and deliver it to us so that we receive it before 8:00 p.m., Eastern Time, on February 26, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
     By Mail or Courier
     Unica Corporation
     170 Tracer Lane
     Waltham, Massachusetts 02451
     Attention: Ashwin Chase
     Phone: (781) 487-8696
     By Facsimile
     Unica Corporation
     Attention: Ashwin Chase
     Facsimile: (781) 207-5932
     By Hand or Interoffice Mail
     Attention: Ashwin Chase
     By Email (By PDF or similar imaged document file)
     achase@unica.com
     You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.
     Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer, including without limitation, the condition that our stockholders approve the proposal relating to this exchange offer at our Annual Meeting of Stockholders scheduled for February 26, 2009. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

v

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

No.	Question	Page
Q23	What happens if, after the grant date of my new option grants, my new option grants end up being underwater again?	8
Q24	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?	8
Q25	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?	8
Q26	How long do I have to decide whether to participate in this exchange offer?	8
Q27	How do I tender my eligible option grants for exchange?	8
Q28	When and how can I withdraw previously tendered eligible option grants?	9
Q29	How will I know whether you have received my Election Form or my Notice of Withdrawal?	10
Q30	What will happen if I do not return my Election Form by the deadline?	10
Q31	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?	10
Q1. Why is Unica making this exchange offer?
     We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the specialized skills and expertise of our employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. Unica, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees.
     We are proposing this program because the recent and substantial decline in the market price of our common stock has reduced the performance and retention incentives provided by our equity award programs for employees, in particular those hired following our initial public offering who hold options that have exercise prices higher than the current fair market value of our common stock. We believe this exchange offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.
     See Section 2 (“Purpose of This Exchange Offer”) for more information.
Q2. Who is eligible to participate in the exchange offer?
     An “eligible optionholder” is a person who:
•	Is employed by Unica or one of our subsidiaries, on the date this exchange offer commences; and

•	Continues to be an employee of Unica or one of our subsidiaries on, and has not submitted or received a notice of termination of employment on or prior to, the date the new option grants are granted.

     However, Unica may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Our executive officers, with the exception of our Chief Executive Officer, are included as eligible optionholders. Our directors are not eligible to participate in the exchange offer.
     See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.
Q3. What options are eligible to be tendered in the exchange offer?
     Under the exchange offer, eligible optionholders will be able to elect to exchange outstanding eligible option grants to purchase shares of our common stock for new option grants. Eligible option grants are Unica stock option grants made under our 2005 Stock Incentive Plan, as amended, with an exercise price per share greater than or equal to $10.00.
     See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.
Q4. What are the conditions of this exchange offer?
     This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that the proposal to conduct this option exchange program is approved by our stockholders at our Annual Meeting of Stockholders scheduled for February 26, 2009. If the proposal is not approved, we will not be able to go forward with this option exchange or accept any of the eligible option grants that may have been tendered. This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.
Q5. Are there any differences between my new option grants and my eligible option grants?
     Each “new option grant” will be granted under our 2005 Stock Incentive Plan, as amended, which is the same plan under which all eligible option grants were granted. Each new option grant will have certain different terms and conditions from the eligible option grant surrendered for such new option grant. Each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option. See Section 13 (“Material United States Tax Consequences”) for more information about nonstatutory stock options and incentive stock options. See Question 6. (“What will be the exercise price per share of my new option grants?”), Question 7. (“How many shares will I be able to acquire upon the exercise of my new option grant?”), Question 8. (“When will my new option grants vest?”), Question 9. (“When will my new option grants expire?”) and Section 8 (“Source and Amount of Consideration; Terms of New option Grants”) for more information.

Q6. What will be the exercise price per share of my new option grants?
     New option grants will have an exercise price per share equal to the closing price of our common stock as reported on Nasdaq on the grant date, which will be same day that the exchange offer expires.
     We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants. In particular, we recommend that you obtain market quotations for our common stock on the expiration date so you can determine whether it is appropriate for you to participate in the exchange offer before your decision to participate or not becomes irrevocable.
     See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.
Q7. How many shares will I be able to acquire upon the exercise of my new option grant?
     Your new option grant will represent the right to purchase two shares for every three shares for which your eligible option grant tendered for exchange was exercisable. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. For example, assume, for illustrative purposes only, that you exchange an eligible option grant exercisable for 1,000 shares of our common stock: you would receive a new option grant exercisable for 666 shares of our common stock.
Q8. When will my new option grants vest?
     Each new option granted to replace tendered eligible option grants that were granted before March 1, 2007 will vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and will vest with respect to 12.5% of the underlying shares every three months thereafter. Each new option granted to replace tendered eligible option grants that were granted on or after March 1, 2007 will vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and will vest with respect to 6.25% of the underlying shares every three months thereafter.
     You should also keep in mind that, as discussed below, if you exchange eligible option grants for new option grants and you cease to be employed by us before the shares subject to the new option grants vest, you will forfeit any unvested portion of your new option grant, even if the eligible option grant that you surrendered to receive the new option grant was vested at the time the eligible option grant was surrendered.
     See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q9. When will my new option grants expire?
     Each new option grant will have a new expiration date, which will be the date that is six years from the date of grant. If the exchange offer terminates on the scheduled expiration date, which is February 26, 2009, the new option grant date will be February 26, 2009, and the expiration date for each new option grant will be February 26, 2015.
Q10. If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?
     We will cancel all properly tendered eligible option grants following the expiration of the exchange offer. The grant date of the new option grants will be the same day that the offer expires. For example, if the exchange offer terminates on the scheduled expiration date, which is February 26, 2009, then we will accept and cancel all properly tendered eligible option grants, and the new option grant date will be February 26, 2009. If the period of the exchange offer is extended, then the cancellation and the new option grant date will be similarly extended.
Q11. What happens to my new option grants if I cease to be employed by Unica?
     The new option grants will be treated in the same manner as the eligible option grants would have been treated when an employee ceases to be employed by Unica. Generally, if an eligible optionholder ceases to be employed by us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the eligible optionholder’s date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for 90 days after termination.
     Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Unica or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.
Q12. Must I participate in this exchange offer?
     No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you will keep all your options, including your eligible option grants, and will not receive any new option grants under the exchange offer. No changes will be made to the terms of your current options.
Q13. How should I decide whether or not to exchange my eligible option grants for new option grants?
     Unica is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Unica is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.
     Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q14. Why can’t you just grant eligible optionholders more options?
     We designed the exchange offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which may not be viewed favorably by our stockholders, and would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under our 2005 Stock Incentive Plan, as amended.
Q15. How do I find out how many eligible option grants I have and what their exercise prices are?
     You can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 387-2331 for assistance. If you are calling from outside of the United States, contact E*Trade at +1 (678) 624-6210. You may also request information about your option grants by mailing Ashwin Chase, at 170 Tracer Lane, Waltham, Massachusetts 02451, by calling him at (781) 487-8696 or by sending him an email at achase@unica.com.
Q16. Can I exchange option grants that I have already fully exercised?
     No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.
Q17. Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?
     Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.
Q18. Can I exchange a portion of an eligible option grant?
     No. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant and no options represented by that grant will be exchanged. Such rejection will not affect any other eligible option grants that are properly tendered.
Q19. Can I exchange fewer than all my eligible option grants?
     Yes. An eligible optionholder who holds more than one eligible option grant need not surrender every eligible option grant he or she holds but may make a participation decision on an eligible option grant-by-eligible option grant basis.

Q20. What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?
     Any eligible optionholder who is on an authorized leave of absence will be able to participate in this exchange offer. If you tender an eligible option grant and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive a new option grant on the grant date as long as all eligibility requirements are still met.
Q21. What if my employment with Unica ends before the expiration date of the exchange offer?
     If you have tendered eligible option grants under this exchange offer and you cease to be employed by us for any reason, or if you receive or submit a notice of termination of employment, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms. Even if you are an eligible optionholder throughout the exchange offer period, you will not be eligible to receive a new option grant unless you continue to be a Unica employee through the new option grant date and have not received or submitted a notice of termination on or before the new option grant date.
     Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Unica or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.
Q22. What are the tax consequences to me of this exchange offer?
     We believe the exchange of eligible option grants should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new option grants. The new option grants will be nonstatutory stock options even if your eligible options are incentive stock options. The tax consequences for participating international employees may differ from the U.S. federal income tax consequences. Please be sure to read Schedule A attached to this exchange offer document for your country of residence which discusses the tax consequences of participating in this exchange offer.
     Even if you do not participate in the exchange offer, if your eligible options are incentive stock options, it is possible that some of your eligible options may become nonstatutory stock options, depending on your personal circumstances.
     See Section 13 (“Material United States Tax Consequences”) for more information, including information about the differences between nonstatutory stock options and incentive stock options.

     We advise all eligible optionholders who may consider exchanging their eligible option grants to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.
Q23. What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?
     The exchange offer is a one-time opportunity because the proposal before our stockholders to approve this exchange offer only authorizes a single exchange. We can provide no assurance as to the possible price of our common stock at any time in the future. We have no plans to offer optionholders another opportunity to exchange underwater options for replacement options.
Q24. What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?
     This exchange offer will have no effect on eligible option grants that you choose not to tender or on eligible option grants that are not accepted for exchange in this exchange offer.
Q25. If I tender eligible option grants in this exchange offer, am I giving up my rights to them?
     Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled and you will no longer have any rights to them.
Q26. How long do I have to decide whether to participate in this exchange offer?
     This exchange offer expires at 8:00 p.m., Eastern Time, on February 26, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.
     See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.
Q27. How do I tender my eligible option grants for exchange?
     If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer expires at 8:00 p.m., Eastern Time, on February 26, 2009. If we extend the exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration of the exchange offer.
     To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form to the attention of Ashwin Chase, by hand, by interoffice mail, by facsimile to (781) 207-5932, by regular or overnight mail to Unica Corporation, 170 Tracer Lane, Waltham, Massachusetts 02451, or by email (by PDF or similar imaged document file) to achase@unica.com.
     You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.
     Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 8:00 p.m., Eastern Time, on February 26, 2009. If you miss this deadline, you will not be permitted to participate in this exchange offer.
     We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on February 26, 2009.
     See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.
Q28. When and how can I withdraw previously tendered eligible option grants?
     You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 8:00 p.m., Eastern Time, on February 26, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.
     To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 27 above.
     If you miss this withdrawal deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive before the expiration date and time.
     The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

     Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 26 above.
     See Section 4 (“Withdrawal Rights”) for more information.
Q29. How will I know whether you have received my Election Form or my Notice of Withdrawal?
     We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.
Q30. What will happen if I do not return my Election Form by the deadline?
     If we do not receive your Election Form by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything.
Q31. What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?
     You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Ashwin Chase, at:
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Phone: (781) 487-8696
Facsimile: (781) 207-5932
Email: achase@unica.com

RISK FACTORS
     Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible option grants in the manner described in this exchange offer. If you submit an Election Form indicating your decision to participate in the exchange offer prior to the expiration date of the exchange offer, you should consider these risks and uncertainties on or just prior to the expiration date so that based upon circumstances at that time you can determine whether it is appropriate for you to withdraw from participating in the exchange offer before it is too late to withdraw. See Question 28 above with respect to when your ability to withdraw from participating in the exchange offer will cease.
Risks Related to This Exchange Offer
If the price of our common stock increases after the date on which your eligible option grants are cancelled, your cancelled option grants might have been worth more than the new option grants that you received in exchange for them.
     Because you will receive new option grants covering fewer shares than the eligible option grants surrendered, it is possible that, at some point in the future, your exchanged eligible option grants would have been economically more valuable than the new option grants issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange an eligible option grant for 10,000 shares with an exercise price of $12.00 per share, that you receive a new option grant for 6,666 shares at an exercise price of $5.00 per share, and three years after the new grant date the price of our common stock increases to $30.00 per share. Under this example, if you had kept and exercised your exchanged eligible option grant and sold all 10,000 shares at $30.00 per share, you would have realized a pre-tax gain of $180,000, but if you had exchanged your eligible option grant and sold the shares subject to the new option grant, you would only realize a pre-tax gain of $166,650.
Any new option grant you receive in the exchange offer may have less favorable vesting terms than those of the related eligible option grant you are surrendering. This means that if your employment with us terminates during the new vesting period, or if the new option grant otherwise terminates prior to your being fully vested in it, you might have been better off if you had continued holding the eligible option grant rather than exchanging it for a new option grant.
     If you elect to participate in this exchange offer, the vesting of each new option grant issued to you will be subject to either a two-year or three-year vesting schedule. This means that you will be required to continue working for Unica for two or three years after the date on which your new option grant is granted in order to be fully vested in the new option grant. During the first year following the grant date of the new option grant, you will not be vested as to any of the new option grant shares. If your employment terminates for any reason during the first year following the new option grant date, you will forfeit the entire new option grant. If your employment terminates for any reason between the first anniversary of the new option grant date and the second anniversary of such grant date, you will forfeit the then-unvested portion of your new option grant. If your employment terminates for any reason between the second and third anniversaries of the new option grant date, then depending upon the grant date of your surrendered eligible option grant, you may forfeit the then-unvested portion of your new option grant. The unvested portion of your new option grant may terminate under certain other circumstances prior to its being fully vested, including if Unica were to be acquired.
     You should carefully consider the relative benefit to you of the vesting your eligible option grants have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option grant you surrendered in the exchange offer grant, you could conclude that it would have been preferable to have retained the eligible option grant with its higher price and greater amount of accrued vesting rather than have tendered it for the lower-priced new option grant with re-started vesting.
     Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Unica. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.
     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this exchange offer document. Schedule A discusses the tax consequences of participating in this exchange offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.
Risks Related to Our Business and Common Stock
     You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended September 30, 2008 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER
Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.
     Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants with an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Global Market (“Nasdaq”) on the grant date, which will be the same day that the exchange offer expires.
     “Eligible option grants” are Unica stock option grants made under the 2005 Stock Incentive Plan, as amended, with an exercise price per share greater than or equal to $10.00. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.
     An “eligible optionholder” is a person who:
•	Is employed by Unica or one of our subsidiaries, on the date this exchange offer commences; and

•	Continues to be an employee of Unica or one of our subsidiaries on, and has not submitted or received a notice of termination of employment on or prior to, the date the new option grants are granted.
     However, Unica may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in that particular jurisdiction. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction.
     You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the new option grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to participate in Unica’s 2005 Stock Incentive Plan, as amended. Leave is considered “authorized” if it was approved in accordance with our policies. However, an employee who resigns or receives a “notice of termination” (as defined below) at any time before the grant date of the new option grants is not eligible to receive new option grants.
     For purposes of this exchange offer, an employee will have received a “notice of termination” if the employee has received a written notice that Unica intends to take the steps necessary to end the employee’s employment relationship or, in accordance with local laws, the employee has received an offer, has filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee’s employment relationship with Unica. If you are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause.

     Each “new option grant” will have substantially the same terms and conditions as the eligible option grants you surrendered except that:
•	Your new option grant will represent the right to purchase two shares for every three shares for which your eligible option grant tendered for exchange was exercisable. The new option grants granted will be rounded down to the nearest whole number on a grant-by-grant basis.

•	The exercise price per share for your new option grant will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date, which will be same day that the exchange offer expires.

•	Each new option granted to replace tendered eligible option grants that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 12.5% of the underlying shares every three months thereafter. Each new option granted to replace tendered eligible option grants that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 6.25% of the underlying shares every three months thereafter. Because we expect to grant the new option grants on the day that the exchange offer expires, the new option grant date should be the same day that the exchange offer expires. If the expiration date is extended, then the new option grant date will be similarly extended.

•	Each new option grant will expire on the sixth anniversary of its date of grant.

•	Each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option (See Section 13 (“Material United States Tax Consequences”) for more information about nonstatutory stock options).
     This exchange offer is scheduled to expire at 8:00 p.m., Eastern Time, on February 26, 2009, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer or we are required to extend the expiration date because we materially change the terms of the exchange offer or the information concerning the exchange offer, increase or decrease the amount of consideration offered for the eligible option grants, increase or decrease the number of eligible option grants that may be tendered in the exchange offer or waive a material condition of the exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF UNICA OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.
IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTION GRANTS FULLY VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT, EVEN IF THE ELIGIBLE OPTION GRANT THAT YOU SURRENDERED TO RECEIVE THE NEW OPTION GRANT WAS VESTED AT THE TIME THE ELIGIBLE OPTION GRANT WAS SURRENDERED.
Section 2. Purpose of This Exchange Offer.
     We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. Competition for these types of employees, particularly in the software and high-tech industry, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Unica, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.
     Our executive officers are expected to be among the primary drivers of long-term stockholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to allow our executive officers, with the exception of our Chief Executive Officer, to participate in this exchange offer and to exchange eligible option grants for new option grants.
     Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on January 9, 2009, the closing price of our common stock on Nasdaq was $5.37 per share and the eligible optionholders held outstanding stock options exercisable for 967,177 shares of our common stock that had exercise prices of $10.00 or more. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to increase long-term stockholder value.

     In addition to providing key incentives to our employees, this exchange offer is also designed to benefit our stockholders by reducing the potential dilution to our capital structure from stock option exercises in the future and by providing us better retention tools for our key contributors due to the extended vesting terms for the new option grants. Assuming, for purposes of illustration, full participation in this exchange offer, we would benefit from a reduction in our overhang of outstanding stock options of approximately 322,393 shares. The actual reduction in the overhang of our outstanding stock options that may result from this exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the exchange offer.
WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.
Section 3. Procedures For Tendering Eligible Option Grants.
     If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 8:00 p.m., Eastern Time, on February 26, 2009. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.
     If you elect to tender an eligible option grant in exchange for a new option grant, you must exchange the entire eligible option grant.
     You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.
     Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer.
     If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and deliver it to us so that we receive it before 8:00 p.m., Eastern Time, on February 26, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Attention: Ashwin Chase
Phone: (781) 487-8696
By Facsimile
Unica Corporation
Attention: Ashwin Chase
Facsimile: (781) 207-5932
By Hand or Interoffice Mail
Attention: Ashwin Chase
By Email (By PDF or similar imaged document file)
achase@unica.com
Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.
     Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 8:00 p.m., Eastern Time, on February 26, 2009. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 8:00 p.m., Eastern Time, on February 26, 2009.
     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither Unica nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder, provided that we cannot waive the condition that our stockholders must approve this exchange offer at our Annual Meeting of Stockholders scheduled for February 26, 2009 in order for us to complete this exchange offer.

     Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and subject to our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between Unica and you upon the terms and subject to the conditions of this exchange offer.
     Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel all properly tendered eligible option grants that have not been validly withdrawn and that have an exercise price greater than the closing price of our common stock on Nasdaq on the expiration date of the exchange offer. We expect to grant the new option grants on the same day that the exchange offer expires. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.
Section 4. Withdrawal Rights.
     If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.
     You may withdraw your tendered option grants at any time before 8:00 p.m., Eastern Time, on February 26, 2009. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible option grants that have an exercise price greater than the closing price of our common stock on Nasdaq on the day the exchange offer expires, which is scheduled to be February 26, 2009.

     To validly withdraw tendered eligible option grants, you must deliver to us (using one of the delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible optionholder of Unica or one of our subsidiaries, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
     Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on January 20, 2009, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.
     You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.
     Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 8:00 p.m., Eastern Time, on February 26, 2009. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We expect to issue the new option grants on the same day that the exchange offer expires. We will issue stock option agreements for the new option grants promptly after we issue the new option grants. If this exchange offer is extended, then the new option grant date will be similarly extended.
     Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible option holder a “confirmation letter” indicating that we have accepted your eligible option grants for exchange. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.
     If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.
Section 6. Conditions of This Exchange Offer.
     Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
(a)	the proposal to conduct this option exchange program is not approved by our stockholders at our Annual Meeting of Stockholders scheduled for February 26, 2009;

(b)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(c)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants; or

(iii)	impair the contemplated benefits of the exchange offer to us;
(d)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:
(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible option grants;
(g)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(h)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposal regarding this option exchange program is not approved by our stockholders, we will terminate this exchange offer and we will not be able to accept any of the eligible option grants that may have been tendered. This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7. Price Range of Our Common Stock.
     The eligible option grants give eligible optionholders the right to acquire shares of our common stock. None of the eligible option grants are traded on any trading market. Our common stock is listed on the Nasdaq Global Market or “Nasdaq” under the symbol “UNCA.”
     The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq, as applicable, during the periods indicated.

Year Ended September 30, 2008	High	Low
First quarter	$13.01	$8.37
Second quarter	$9.58	$6.15
Third quarter	$8.69	$6.20
Fourth quarter	$9.35	$7.31

Year Ended September 30, 2007	High	Low
First quarter	$14.20	$9.70
Second quarter	$14.10	$10.86
Third quarter	$17.98	$12.26
Fourth quarter	$15.99	$9.50
     As of January 9, 2009, the number of stockholders of record of our common stock was 1,071 and the number of outstanding shares of our common stock was 20,898,161. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On January 9, 2009, the closing price for our common stock as reported on Nasdaq was $5.37 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants.
Section 8. Source and Amount of Consideration; Terms of New Option Grants.
     Consideration. Only option grants that were issued under our 2005 Stock Incentive Plan, as amended, are eligible option grants, and the new option grants issued in exchange for such eligible option grants will be issued under our 2005 Stock Incentive Plan, as amended. As of January 9, 2009, there were outstanding eligible option grants, held by 64 optionholders, to purchase an aggregate of 967,177 shares of our common stock with a weighted average exercise price of $11.63 per share.
     The maximum number of shares subject to new option grants that may be issued under this exchange offer, assuming all eligible option grants are tendered in the exchange offer, is approximately 644,784 shares.
     Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•	Your new option grant will represent the right to purchase two shares for every three shares for which your eligible option grant tendered for exchange was exercisable. The new option grants granted will be rounded down to the nearest whole number on a grant-by-grant basis.

•	The exercise price per share for your new option grant will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date, which will be same day that the exchange offer expires.

•	Each new option granted to replace tendered eligible option grants that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 12.5% of the underlying shares every three months thereafter. Each new option granted to replace tendered eligible option grants that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of such new option’s grant date, and shall vest with respect to 6.25% of the underlying shares every three months thereafter. Because we expect to grant the new option grants on the day the exchange offer expires, the new option grant date should be the same day that the exchange offer expires. If the expiration date is extended, then the new option grant date will be similarly extended.

•	Each new option grant will expire on the sixth anniversary of its date of grant.

•	Each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option.
The terms and conditions of your eligible option grants are set forth in their respective option agreements and the 2005 Stock Incentive Plan, as amended, under which they were granted.
NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF UNICA OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.
IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTION GRANTS FULLY VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.
Section 9. Information Concerning Us; Financial Information.
     Information Concerning Us. We are a leading provider of software and services used to automate marketing processes. Our comprehensive set of integrated software modules is offered under the “Affinium®” and “MarketingCentral®” names. Focused exclusively on the needs of marketers, Unica’s software streamlines the marketing process for relationship, online, and brand marketing — from analysis and planning, to budgeting, production management, execution and measurement. Offering one of the most comprehensive enterprise marketing management suites on the market, Unica’s software delivers a marketing “system of record” — a dedicated solution through which marketers capture, record and easily manage marketing activity, information and assets, rapidly design online and offline campaigns, analyze web usage data, and report on performance. Our solutions are designed to benefit our customers by increasing their revenue and profitability, improving their visibility to marketing activity, and strengthening their marketing investment accountability. Our software products can be licensed on a perpetual or subscription basis, and can be deployed either at the customer’s location or managed as a remotely hosted solution by our marketing services providers or, for certain products, by Unica. Our software uses an open, scalable and flexible product architecture with built-in data access functionality, which facilitates rapid implementation and deployment in any deployment model. Our worldwide, installed base consists of over 800 customers in a wide range of industries, including financial services, insurance, retail, telecommunications, and travel and hospitality.
     We were incorporated in Massachusetts in December 1992 and reincorporated in Delaware in June 2003. Our principal executive offices are located at 170 Tracer Lane, Waltham, Massachusetts 02451, and our telephone number is (781) 839-8696.
     Financial Information. We have presented below selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2008, which is incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended September 30, 2008 and 2007 and the selected consolidated balance sheet data as of September 30, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended September 30, 2008. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended
	September 30,	September 30,
	2008	2007
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenue	$121,131	$102,243
Operating loss	$(3,393)	$(2,469)
Net income (loss)	$(9,739)	$496
Earnings (loss) per share
Basic	$(0.48)	$0.02
Diluted	$(0.48)	$0.02
Shares used in computing earnings (loss) per share:
Basic	20,443	19,857
Diluted	20,443	20,782

	As of
	September 30,	September 30,
	2008	2007
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$74,736	$75,198
Total assets	$116,909	$121,348
Current liabilities	$53,432	$54,743
Total liabilities	$56,903	$58,429
Total shareholders’ equity	$60,006	$62,919

     Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. For each of the years ended September 30, 2008 and 2007, the ratio was less than 1.0:1.0 and deficient by $2,328,000 and $305,000, respectively.
     Book Value per Share. Our book value per share as of September 30, 2008 was $2.89, and is calculated based upon total stockholder equity and the aggregate number of shares of common stock outstanding as of September 30, 2008.
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended September 30, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
     Our Chief Executive Officer and our Board of Directors are not eligible to exchange their stock options in this exchange offer. As of January 9, 2009 our executive officers and directors (17 persons) as a group held outstanding option grants to purchase an aggregate of 1,646,664 shares of our common stock with a weighted average exercise price of $7.76.
     The following table sets forth certain information as of January 9, 2009 regarding the eligible option grants held by each of our executive officers and directors. Except as otherwise indicated, the address of each of the persons set forth below is c/o Unica Corporation, 170 Tracer Lane, Waltham, Massachusetts 02451.

			Percent of All Eligible
			Option Grants That
		Number of Eligible	Can Be Exchanged in
Name of Director or Executive Officer	Title	Option Grants	the Exchange Offer
Yuchun Lee	Chief Executive Officer and Chairman	—	—
Kevin Shone	Sr. Vice President and Chief Financial Officer	—	—
Paul McNulty	Sr. Vice President and Chief Marketing Officer	—	—
Eric Schnadig	Sr. Vice President of Worldwide Sales	120,000
David Sweet	Sr. Vice President, Corporate Development	150,000
Richard Welch	Sr. Vice President, Professional Services	40,000
John Hogan	Sr. Vice President of Engineering	65,000
Jason Joseph	Vice President, General Counsel and Secretary	50,000
Peter Cousins	Chief Technology Officer	20,000
Kevin Keane	Vice President of Business Development	35,000
Vivian Vitale	Sr. Vice President, Human Resources	—	—
Aaron J. Ain	Director	—	—
Bruce R. Evans	Director	—	—
Carla Hendra	Director	—	—
James A. Perakis	Director	—	—
Robert P. Schechter	Director	—	—
Bradford A. Woloson (1)	Director	—	—

(1)	Mr. Woloson resigned from our board of directors effective January 20, 2009.

     On December 11, 2008, our Compensation Committee approved the adoption of a form of Executive Retention Agreement, the provisions of which establish certain benefits to our executive officers in the event of a termination of employment under certain circumstances following a change in control of our company, including the accelerated vesting of (i) 75% of the executive’s unvested equity awards if the executive has been employed by us for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by us for at least two years, except that our agreement with Kevin P. Shone, our Chief Financial Officer, provides for 100% vesting if Mr. Shone has been employed by us for at least one year. Except as described above, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.
     Except as described above and as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our 2005 Stock Incentive Plan, as amended, and our Registration Rights Agreement, which relates to registration rights held by certain of our stockholders, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Section 11. Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.
     Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants. Consistent with the terms of our 2005 Stock Incentive Plan, as amended, the pool of shares available for the grant of future awards under the Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to tendered eligible option grants issued under the Plan and (b) the number of shares subject to the new option grants issued under the Plan.
     We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards NO. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new option grants to employees in exchange for surrendered eligible option grants, over the fair value of the eligible option grants surrendered in exchange for the new option grants. The fair value of new option grants will be measured as of the date they are granted and the fair value of the eligible option grants surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the eligible option grants and the incremental compensation cost for the new option grants will be recognized in compensation expense ratably over the vesting period of the new option grants. As would be the case with eligible option grants, in the event that any of the new option grants are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited new option grants will not be recorded.
     The total compensation cost of the exchange offer will vary in accordance with the fair market value of our stock on the grant date. For instance, presuming full participation in the exchange offer, if the fair market value of our stock on the grant date is $5.00 per share, the total additional incremental compensation cost of the program would be approximately $500,000. If the fair market value of our stock on the grant date is, instead $8.00 per share, the total incremental compensation cost of the program would be approximately $200,000. In addition to the fair market value of our stock on the grant date, these estimates are based on other assumptions, including the expected term of relevant options and the expected volatility of the market price of our common stock.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from this exchange offer.
Section 12. Legal Matters; Regulatory Approvals.
     We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.
Section 13. Material United States Tax Consequences.
     The following is a summary of the material United States federal income tax consequences of the exchange offer for those eligible optionholders who are subject to United States federal income tax. We have included a summary of the United States federal income tax consequences of participating in the exchange offer and a summary of the United States federal income tax consequences of not participating in the exchange offer. You should read both summaries before you decide whether to participate in the exchange offer.
     The following is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, final or proposed tax regulations thereunder and administrative and judicial interpretations (the “Code”), all of which are subject to change, possibly on a retroactive basis. In the event of any such change, the United States federal, state and local tax consequences for each eligible optionholder will depend upon such person’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your personal circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.
Tax Consequences of Participating in the Exchange Offer.
     We believe that the exchange of eligible option grants for new option grants pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by us or by the eligible optionholders upon the issuance of the new option grants. All new option grants will be nonstatutory stock options, even if the exchanged options are incentive stock options. As a result, upon the exercise of the new option grants, the eligible optionholders will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the shares, the eligible optionholders will recognize capital gain or loss (which will be short-term or long-term depending on whether the shares were held for more than one year from the date of exercise) equal to the difference between the selling price and the fair market value of the shares on the date of exercise. The holding period for the shares acquired through the exercise of an option will begin on the day after the date of exercise.
     If your eligible options are incentive stock options and you do not participate in the offer, your options will continue to be incentive stock options, except as described below under “Tax Consequences of Not Participating in the Exchange Offer”. In general you will not recognize income upon the exercise of an incentive stock option. Instead, you will recognize income upon the sale of the shares acquired under the option. If you hold the shares for two years from the date the incentive stock option is granted and one year from the date the option is exercised, the excess of the sale price over your exercise price will be taxed as long-term capital gain. If the shares are held for a shorter period, then the excess of the fair market value of the shares on the date of exercise over your exercise price will be taxed as ordinary compensation income and the excess, if any, will be taxed as capital gain (long-term if the shares have been held for more than one year and otherwise short-term). No withholding is required with respect to the exercise of an incentive stock option or upon the disposition of the shares acquired upon exercise of the option.
Tax Consequences of Not Participating in the Exchange Offer.
     If your eligible options are incentive stock options, there may be certain tax consequences to you even if you do not participate in the exchange offer. Because the offer to exchange will remain open for 30 or more days, under the incentive stock option rules, your eligible options will be treated as if they were newly granted to you on the date that the offer to exchange commenced. The deemed newly granted options will qualify as incentive stock options provided that the exercise price of the options continues to be equal to or greater than the fair market value of our stock on the deemed new grant date and the other incentive stock option rules are satisfied. One such rule is that the aggregate exercise price of all incentive stock options granted to you that first become exercisable in any calendar year cannot exceed $100,000, based on the fair market value of our stock on the date of grant of the options (which for this purpose would be the date the offering period commenced). Therefore, the $100,000 limitation must be recalculated for incentive stock options that are not exchanged in the offer which could result in a portion of an option that previously qualified as an incentive stock option no longer qualifying as an incentive stock option. In addition, as described above, the preferential tax treatment for incentive stock options is only available if the shares acquired upon exercise of the option are held for two years from the date of grant of the option and one year from the date of exercise. For purposes of this rule, the date the exchange offer commences will be treated as the date of grant of the incentive stock options that were eligible to be, but were not exchanged in the offer.
     Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise.
     We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
     The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences summarized above. Schedule A attached to this exchange offer document contains very brief discussions of the tax consequences applicable in the foreign countries in which the non-U.S. eligible optionholders reside.
WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS WITH RESPECT TO THE FEDERAL,

STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THIS EXCHANGE OFFER.
Section 14. Extension of Exchange Offer; Termination; Amendment.
     We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding this option exchange program is not approved by our stockholders at our Annual Meeting of Stockholders scheduled for February 26, 2009, we will terminate this exchange offer and we will not be able to accept any of the eligible option grants that may have been tendered.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:
(a)	we increase or decrease the amount of consideration offered for the eligible option grants; or

(b)	we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.
Section 15. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.
Section 16. Additional Information.
     With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible option grants, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:
(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC on December 15, 2008;

(b)	our definitive Proxy Statement for our 2009 annual meeting of stockholders, filed with the SEC on January 20, 2009;

(c)	our Current Reports on Form 8-K, filed with, or furnished to, the SEC on December 17, 2008, as applicable; and

(d)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on July 27, 2005, including any amendments or reports filed for the purpose of updating such description.
     These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.
     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.unica.com. Information contained on our website is not part of this exchange offer.
     We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, to:
Unica Corporation
Attention: Ashwin Chase
170 Tracer Lane,
Waltham, Massachusetts 02451
Telephone: (781) 487-8696
Email: achase@unica.com
     The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.
Section 17. Miscellaneous.
     We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible optionholders residing in such jurisdiction.
     This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

For Australian employees: It is not intended that the material in this exchange offer document be interpreted as financial product advice. Unica is not licensed to provide financial product advice in Australia and nothing in this offer takes into account your investment objectives, financial situation and particular needs. You should consider obtaining your own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice before deciding whether to participate in the exchange offer. No cooling-off regime applies in respect of an acquisition of eligible option grants.
Unica Corporation
January 20, 2009

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
AUSTRALIA
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Australia. This summary is based on the law in effect in Australia as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The information below is generally relevant to eligible optionholders who are residents of Australia for tax purposes at all relevant periods and who will hold their investment on capital account. The Australian tax laws in this area are complex. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.
Tax Information
Option Exchange
The Australian Taxation Office may view the option exchange as two separate transactions, that is, firstly, the cancellation of the unexercised portion of the eligible options and, secondly, the grant of new options.
You are unlikely to be subject to tax as a result of the cancellation of the eligible option grant (the first transaction).
Where you have previously been taxed on an amount in respect of an option which is subsequently cancelled, you may be entitled to a refund of that amount by amending that year’s tax assessment.
Grant of New Option Grants
Where the new option grant satisfies the qualifying conditions specified in Division 13A of the Income Tax Assessment Act 1936 (ITAA 1936), the taxation implications will depend on whether you make an election under section 139E of the ITAA 1936 or you do not. You will have until the date of lodgment of your tax return for the year of grant of the new options to decide whether to make the election. You should consult with your personal tax advisor to determine if you should make this election taking into account your specific circumstances.

Where you make the section 139E election, you will be taxed upfront on the discount in the income year of the grant of the new options. As the options are to be issued for no consideration, the discount is the market value of the new options at the time of issue. There are detailed rules that set out the calculation of the market value of the options. Where you make the election, you may be eligible for a concessional tax treatment which provides for an exemption from taxation for the first $1,000 of discount on the new option grant.
Where you do not make the section 139E election, no tax will be payable on the initial grant of the new options. In such a case, the taxing point for the new options, called the “Cessation Time”, is the earliest of the following events:
(a)	the time when the options are disposed of other than by exercising the option (eg if the conditions of the new option grant allow for their disposal);

(b)	the time when you cease employment with Unica or its subsidiary (and the options have vested); and

(c)	where restrictions apply preventing you from disposing of the shares acquired as a result of the exercise of the options, or a condition applies that could result in you forfeiting ownership of the shares, the time when the last such restriction or condition ceases to have effect.
Exercise of New Option Grants
Where you made a section 139E election such that you are taxed upfront on the discount on the new options in the year of grant, there will be no further tax on the exercise of the new options.
However, where you did not make a section 139E election, you will be taxed at the Cessation Time (see above).
Sale of Shares
Where you made a section 139E election and then exercise the options, the gain on the eventual sale of the shares will be subject to capital gains tax. The capital gain or loss on the disposal will be calculated as the difference between the disposal proceeds and the cost base of the shares. The cost base will be the market value of the new options at the time of issue, plus any incidental costs in relation to the options or shares (eg stamp duty and broker fees).
Where you did not make a section 139E election and:
(i)	you exercise the options and sell the shares within 30 days of the Cessation Time, you will include as assessable ordinary income (not a capital gain) an amount equal to the consideration received on the disposal less the price paid to exercise the options; or

(ii)	you exercise the options and hold the acquired shares beyond 30 days from the Cessation Time, you will include as assessable ordinary income (not a capital gain) an amount equal to the market value of the shares at the Cessation Time less the price paid to exercise the options. Upon the eventual sale of the shares, you will also be subject to capital gains tax on any capital gain. The capital gain or loss on the disposal will be calculated as the difference between the disposal proceeds and the cost base of the shares. The cost base of the shares will be the market value of the shares at the Cessation Time, plus any incidental costs in relation to the shares.

Where you have held the shares for at least 12 months prior to disposal (calculated from the time that the shares were acquired), any capital gain on the sale of the shares would be eligible for the 50% capital gains tax concession.
Withholding and Reporting
You are responsible for submitting your income tax return to the Australian Taxation Office and paying any applicable tax.
Where Division 13A applies to the new option grants, your employer will not be required to withhold income tax or be subject to fringe benefits tax in respect of the new option grants. However, your employer may be subject to employment taxes and on-costs such as payroll tax or workers compensation insurance premiums, or both, in the state or territory where you are employed.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
FRANCE
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in France. This summary is based on the law in effect in France as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.
Tax Information
Option Exchange
You are unlikely to be subject to tax as a result of the exchange of an eligible option grant for the new option grant.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Please however note that the period during which there cannot be any sale as per the Unica Corporation 2005 Stock Option Plan Sub-Plan for French Employees (amended and restated as of February 14, 2006) will restart from zero at the date of such new grant.
Exercise of New Option Grants
You will not be subject to tax when the new options are exercised by you.
Wealth Tax
Shares acquired at exercise of the new option grants are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you, your household and your children under 18 years old) exceeds a certain threshold (€770,000 for 2008), as valued on January 1 of the said year.

Sale of Shares
Regarding the Option Gain:
You will be subject to income tax and social security contributions when you sell the underlying shares of the new option grants. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.
If you sell your shares within 2 years of the 4-year period during which no share can be sold:
•	Personal Income Tax will be due at your progressive income tax rate or, if you chose so, at 41% for the gain under 152,500 euros and 51% above such amount.

•	Social security contribution of 2.5% of the Option Gain will be withheld.
If you sell your shares more than 2 years following the 4-year period during which no share can be sold:
•	Personal Income Tax will be due at your progressive income tax rate or, if you chose so, at 29% for the gain under 152,500 euros and 41% above such amount.

•	Social security contribution of 2.5% of the Option Gain will be withheld.
Regarding the Capital Gain:
When you sell the shares acquired at exercise of the new option grants, you will be subject to capital gains tax if the annual proceeds from the sale of shares for you and your household exceed a certain threshold (€25,000 for 2008). The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. The current applicable tax rate for 2008 is 29%.
Withholding and Reporting
Your employer is not required to withhold income social security contributions when you exercise the new option grants, but is required to withhold social security contributions when you sell your shares.
Your employer is required to report exercised options to the French administration as soon as you have exercised an option; a copy of such report will be remitted to you at the latest each February 15 of any relevant given year so that you can attach it to your Personal Income Tax filling.
Your employer is required to report the income resulting from the exercise of the new option grants on your payslip for the month of the sale and on its annual declaration of salaries filed with the tax and labor authorities for the year of exercise.
You are responsible for reporting and paying any tax resulting from the exercise of the new option grants and the subsequent sale of shares. In addition, you must declare all foreign accounts (including any accounts that were opened or closed during the tax year) on your annual income tax return.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
GERMANY
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Germany. This summary is based on the law in effect in Germany as of December 31, 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.
Tax Information
Option Exchange
You are unlikely to be subject to tax as a result of the exchange of an eligible option for a new option. Currently there are no rulings or case law regarding the exchange of options. As a general rule, options are taxed at the moment when the employee gains economic ownership of the shares, which is here the moment of exercise. However, tax authorities may hold that a portion of the value is previously realized when old options are traded against new. As there are no rulings how to determine the value of the options traded, we are advised that it is very unlikely that tax authorities will qualify the option exchange as a partial realization of value by novation.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Exercise of New Option Grants
When you exercise your new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling. In the unlikely event that a partial value was held realized at the moment of exchange of the options, only the difference between the fair market value of the share on the date of exercise and the option price plus the partial value taxed previously.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread 50% of the value of the shares acquired at exercise however not more than EUR 135 per calendar year. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.
Sale of Shares
The possible profit deriving from the subsequent sale of the shares acquired under the option plan will be taxed according to the general capital gains rules. This means that the spread between fair market value on the date of exercise and the sale price is subject to a 26.375 % withholding (25 % income tax plus 5.5 % solidarity surcharge and church tax, if any).
Withholding and Reporting
On the date of exercise, taxable salary income will be realized by the employee. On that date, only a German employer must withhold taxes from the salary including the option income.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
INDIA
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in India. This summary is based on the law in effect in India as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.
Tax Information
Option Exchange
You are unlikely to pay taxes on the exchange of the eligible option grants with the new option grants.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Exercise of New Option Grants
Upon exercise of the new option grants no tax is payable by you—instead fringe benefit tax (“FBT”) is paid by your employer.
Sale of Shares
When you sell the shares acquired by exercise of the new option grants, you will be subject to capital gains tax liability. You will be liable to pay short term capital gains tax or long term capital gains tax, depending upon your period of holding of the shares from the date of allotment of the said shares to you. In case shares are held by you for less than twelve (12) months, you would be liable to pay short term capital gains tax and in case the shares held for more than twelve (12) months, then you would liable to long term capital gains tax liability.
The capital gains tax would be paid on the difference between the sale consideration and the cost of acquisition. The fair market value of the shares on the date of vesting of option with you (which is taken into account for levy of FBT) shall be taken as the cost of acquisition of shares in your hands for the purposes of calculating your capital gains tax liability.

Withholding and Reporting
Your employer is not required to withhold income tax with respect to the exchange, grant of new options, exercise of new options or upon the sale of shares. You will be responsible for submitting your own tax returns and paying any applicable taxes. However, as mentioned above, your employer will pay FBT on the value of fringe benefit.
As regards exercise of new options, remittance of payment therefor and also sale of shares, you will be responsible for complying with the applicable exchange control requirements as are required to be met by you under the Foreign Exchange Management Act, 1999 and the regulations framed there under by the Reserve Bank of India from time to time.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
NETHERLANDS
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in the Netherlands. This summary is based on the law in effect in the Netherlands as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “New Option Grants”) or the sale of shares acquired at exercise of the New Option Grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.
Tax Information
Option Exchange
For Dutch payroll tax purposes, stock options are taxed at alienation or exercise. Under Dutch law, the option exchange is considered an alienation of an eligible option grant and we are advised that you should be taxed on the fair market value of an eligible option grant, if any (minus the amount you paid for the options, if any). If the fair market value of the eligible option grants is zero, no Dutch tax should be due on exchange. We are advised that the fair market value of any unvested eligible option grants which you exchange for unvested New Option Grants should be zero for Dutch tax purposes.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Exercise of New Option Grants
When you exercise your new option grant you will be taxed on the gain, i.e. the difference between the fair market value of the share and the exercise price upon exercise (minus the amount you paid for the options, if any). We are advised that, if you paid tax on the fair market value of an eligible option upon the option exchange, such fair market value may be considered the amount paid for the new option.

Sale of Shares
Actual benefits derived from the shares, such as capital gains pursuant to the sale of the shares, are not subject to Netherlands income tax. However, shares held by a Netherlands resident are recognized as investment assets and included as such in your net investment asset base (rendementsgrondslag). You will be taxed annually on a deemed income of 4% of the aggregate amount of your net investment assets for the year at an income tax rate of 30%. You should include the deemed income from the shares in your annual income tax return.
Withholding and Reporting
At the taxable moment (i.e. alienation or exercise of the option grants), your employer will withhold the Dutch payroll tax and social contributions (if any) due. The tax is withheld from your regular salary. If there is not sufficient salary to withhold the taxes due, your employer can claim payment from you in order to be able to pay the payroll tax and social contributions due. Dutch payroll tax so withheld can be credited against your Dutch income tax.
Pursuant to the sale or exercise, you should include the deemed income from the shares in your annual income tax return.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
SINGAPORE
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Singapore. This summary is based on the law in effect in Singapore as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be entirely applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.
Tax Information
Option Exchange
You may be subject to tax as a result of the exchange of an eligible option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange of the options as a taxable “release” of an existing right. We are advised that in practice, the IRAS is likely to disregard the “release” of the options as tax liability generally arises upon the exercise of the share option. However, this result is not certain.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Exercise of New Option Grants
Options granted on or after 1 January 2003 in respect of employment in Singapore will be taxable in Singapore, regardless where the option is exercised. When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise of the option and the option price paid (“Actual Spread”).
In the event you do not exercise your options when you are in Singapore, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. Under the “deemed exercise” rule, the employee shall be deemed to have derived income from any unexercised option(s) one month before his employment ended, or the date of grant of the new option, whichever was later (“Deemed Spread”). If you later exercise the new option and the Actual Spread is lower than the Deemed Spread, you may apply to the IRAS for a reassessment within four years from the Year of Assessment of the deemed gains. For example, deemed gains for 2007 is taxable for the Year of Assessment 2008. The application for reassessment must be made by 31 December 2012.
You will not be subject to Central Provident Fund contributions on the Actual or Deemed Spread (as the case may be).
Sale of Shares
If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.
Withholding and Reporting
Your employer is not required to withhold income tax with respect to the exchange, grant of new options, exercise of new options or upon the sale of shares. However, your employer will prepare a Form IR8A each year and include any taxable benefit that you have derived pursuant to this exchange or the exercise of the new option. Your employer will provide the Form IR8A to you. You will be responsible for submitting your tax returns (income tax forms) to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received. The gains arising from the exercise of the options should be included in the annual tax return in the year following the calendar year in which the exercise of option took place.
Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on a Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier (As set out above, the employee may be deemed to have derived a final gain in respect of the option even if he has not exercised his rights under the option at the time he ceases employment with his employer in Singapore). Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

SCHEDULE A
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
UNITED KINGDOM
The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new option grants”) or the sale of shares acquired at exercise of the new option grants.
If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
Tax Information
Option Exchange
You are unlikely to be subject to tax as a result of the exchange of an eligible option grant for the new option grant.
Grant of New Option Grants
You will not be subject to tax when the new option is granted to you.
Exercise of New Option Grants
You will be subject to income tax and employee national insurance contributions (“NICs”) when you exercise the new option grants. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Tax will be due at your marginal tax rate.
Your employer will calculate the income tax and NICs due on exercise of the new option grants and account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax due under the Pay As You Earn (“PAYE”) system or by another method permitted by the applicable stock option agreement, you must reimburse your employer for the tax paid on your behalf within 90 days of the date of exercise of the new option grants. If you fail to do so, you will be deemed to have received a loan equal to the amount of income tax that your employer has paid on your behalf (provided you are not a director or executive officer of Unica within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended). The loan will be immediately due and payable and will bear interest at the then-current HMRC rate.

Sale of Shares
When you sell the shares acquired at exercise of the new option grants, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. However, capital gains tax is only payable to the extent your total capital gain in the tax year exceeds your annual personal exemption (£9,600 for the tax year 6 April 2008 to 5 April 2009). The current applicable tax rate is 18%.
If you own other shares of Unica which you have acquired at the exercise of other options granted under Unica’s employee equity plans or outside of such plans, you will need to take into account the new share identification rules effective 6 April 2008. You are strongly advised to seek advice from a tax professional in such situations.
Withholding and Reporting
Your employer is required to withhold income tax and employee and employer NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new option grants, the exercise of the new option grants, any income related to the options and any tax withheld. You are also responsible for reporting the exercise of the new option grants and for reporting and paying any tax resulting from the sale of shares.